Xcel Energy Inc.
401(k) Savings Plan
(EIN: 41-0448030 PN:003)

Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Xcel Energy Inc. on Form S-8 (No. 333-104507) of our report dated June 28, 2006, appearing in the Annual Report on Form 11-K of the Xcel Energy 401(k) Savings Plan for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
June 28, 2006